Exhibit 3.3

CERTIFICATE OF FORMATION

OF

ATLANTIC OPERATING, LLC

The undersigned, being a person authorized to form a limited liability company under the Delaware Limited Liability Company Act, does hereby submit the following Certificate of Formation for such limited liability company:

ARTICLE I

The name of the limited liability company is Atlantic Operating, LLC.

ARTICLE II

The address of the limited liability company’s initial registered agent in the State of Delaware is 615 South DuPont Highway, Dover, Kent County, Delaware 19901. The name of its initial registered agent at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Atlantic Operating, LLC as of the 10th day of August 2012:

/s/ Emily S. Tubb
Emily S. Tubb
Authorized Person